EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Financial Holdings, Inc.:

We consent to the use of our report dated April 15, 2011, with respect to the consolidated statement of financial condition of Atlas Financial Holdings, Inc. as of December 31, 20 10, and the related consolidated statements of comprehensive income, shareholders' equity and cash flows for the year ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP
Chicago, Illinois August 13, 2012

ACCEPTED: Atlas Financial Holdings, Inc.

/s/ Scott D. Wollney
Scott D. Wollney
Chief Executive Officer